Exhibit 10.21

December 30, 2016

Mr. James Oliviero

Checkpoint Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

EXTENSION OF OPTION AGREEMENT

Dear James:

As discussed, we would like to extend the Option Period in the Option Agreement dated March 17, 2015 (the “Option Agreement”) between TG Therapeutics, Inc. and Fortress Biotech, Inc. (“Fortress”), as previously extended on September 11, 2015, December 15, 2015, January 11, 2016 and July 8, 2016.

1.    Parties. Effective March 17, 2015, Fortress and Checkpoint Therapeutics, Inc. (“Checkpoint”) entered into an agreement pursuant to which Fortress assigned to Checkpoint all of its right and interests under the License Agreement.

2.    Option Period. Pursuant to Section 1.5 of the Option Agreement, the Option Period shall mean the date that is 180 days following the Effective Date; subject to a 3-month extension upon prior written request, not to be unreasonably withheld. The parties agree to further extend the Option Period to December 31, 2017.

3.    Terms. This Extension of Option Agreement shall be governed under all of the same terms as the Option Agreement.

4.    Defined Terms. Any capitalized term not defined in this Amendment shall be defined as defined in the Option Agreement.

5.    Counterparts. This Amendment may be executed by any party by PDF file signature, and on one or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, all of which together shall constitute but one and the same instrument.

TG Therapeutics, Inc.
2 Gansevoort Street, 9th Floor
New York, NY 10014

Sincerely,
TG Therapeutics, Inc.

/s/ Michael S. Weiss
By: Michael S. Weiss
Title: Executive Chairman, Interim CEO

Agreed and Accepted by:

Checkpoint Therapeutics, Inc.

/s/ James Oliviero
By: Mr. James Oliviero
Title: CEO and President